For the fiscal year ended December 31, 2000.
File number 811-3336
Prudential Equity Fund, Inc.




                        SUB-ITEM 77D
        Policies With Respect to Security Investment



     With respect to the Supplement dated May
8,  2000 and Prospectus dated March 1,  2000,
the   following   replaces  the   information
contained in the Prospectus on page 1 under "Risk/Return Summary-Investment Objective and
Principal Strategies-We're Value Investors" and on page 6 under "How the Fund Invests -
Investment Objective and Policies":

     In  deciding  which stocks to  buy,  our
portfolio  managers use a blend of investment
styles.   That is, we invest in  stocks  that
may   be   undervalued  given  the  company's
earnings, assets, cash flow and dividends and
also invest in companies experiencing some or
all  of the following:  a price/earning ratio
lower  than earnings per share growth, strong
market position, improving profitability  and
distinctive   attributes   such   as   unique
marketing   ability,  strong   research   and
development, new product flow, and financial strength.

















T:  \george\N-SAR\EQF\2-01\77D2